Exhibit 4.5

AMENDMENT NO. 1 TO

STOCKHOLDER AGREEMENT

This AMENDMENT NO. 1 (the “Amendment”) is entered into as of January 23, 2012 by and among Web.com Group, Inc., a Delaware corporation (the “Company”) and the Stockholders holding a majority of the Registrable Securities and amends that certain Stockholder Agreement, dated as of October 27, 2011, by and among the Company, NWS Holdings LLC (f/k/a Net Sol Holdings LLC), a Delaware limited liability company (“Seller”), and the entities listed on Exhibit A thereto (the “Agreement”). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

WHEREAS, pursuant to Section 5.6 of the Agreement, the obligations of the Company and the rights of the Holders under the Agreement may be amended, only upon the written consent of the Company and the holders of a majority of the then-outstanding Registrable Securities (the “Requisite Holders”); and

WHEREAS, the Company and the Requisite Holders now desire to amend the Agreement to extend the deadline for filing the Shelf Registration Statement.

NOW THEREFORE, the Company and the Requisite Investors agree as follows:

1.           Amendment to Section 3.2(a) of the Agreement.

Section 3.2(a) of the Agreement is hereby amended and restated as follows:

“(a)          On or before February 17, 2012, the Company shall file a resale registration statement on Form S-3 covering all the Registrable Securities of the Holders and providing for the offer and sale by the Holders of the Registrable Securities in any manner permitted by Form S-3 and applicable Law (a “Shelf Registration Statement”), which Shelf Registration Statement shall permit offerings of Registrable Securities on a delayed or continuous basis in accordance with Rule 415 of the Securities Act. Additionally, the Company will use reasonable best efforts to effect, on or before May 17, 2012, such registration of Registrable Securities on the Shelf Registration Statement and all such qualifications and compliances (including the acceleration of effectiveness of such Shelf Registration Statement) as would permit or facilitate the sale and distribution of the Registrable Securities included in such Shelf Registration Statement. For the avoidance of doubt, if the Company has exercised its Cash Consideration Election, the provisions of this Section 3.2(a) shall be satisfied if all (but not less than all) of the Holders’ Registrable Securities are covered in the related Shelf Registration Statement, and such Shelf Registration Statement remains effective for such period as required under Section 3.7(a).”

2.           Continued Validity of Agreement.

Except as specifically amended hereby, the Agreement shall remain in full force and effect as originally constituted.

3.          Entire Agreement.

This Amendment, the Agreement, the Exhibits thereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Amendment.

4.          Successors and Assigns.

Except as otherwise expressly provided herein or in the Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company (or its transfer agent) of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

5.          Governing Law.

This Amendment and all actions (whether in contract or in tort) based on, arising out of or relating to this Amendment or the negotiation, execution or performance of this Amendment, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. All actions (whether in contract or in tort) based on, arising out of or relating to this Amendment or the negotiation, execution or performance of this Amendment, shall be heard and determined exclusively in the Chancery Court of the State of Delaware. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware for the purpose of any action arising out of or relating to this Amendment brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the action is improper, or that this Amendment or the transactions contemplated by this Amendment may not be enforced in or by any of the above-named court.

6.          Counterparts.

This Amendment may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

COMPANY:

WEB.COM GROUP, INC.

By:	/s/ David L. Brown

	Name:	David L. Brown
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Stockholder Agreement]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

STOCKHOLDERS:

NWS HOLDINGS LLC

By:	/s/ Christopher G. Lanning

	Name:	Christopher G. Lanning
	Title:	Secretary

GA-NWS INVESTORS LLC

By:	/s/ Christopher G. Lanning

	Name:	Christopher G. Lanning
	Title:	Secretary

[Signature Page to Amendment No. 1 to Stockholder Agreement]